ENOVA CORPORATION
                    1998 DEFERRED COMPENSATION AGREEMENT #3


     THIS AGREEMENT is made and entered into this _____ day of December, 1997, by and between Enova Corporation or any of its subsidiaries (hereinafter "Company") and _________________________ (hereinafter "Participant"), an employee of Company.

WITNESSETH:

     WHEREAS, Company desires to provide Participant with the opportunity to defer base compensation and any Bonus that is payable for services to be rendered in 1998 and after the date of this Agreement and which, as a result of amendments to the Internal Revenue Code ("Code") made by the Tax Reform Act of 1986 ("1986 Tax Act"), cannot be contributed on Participant's behalf as Pretax Contributions to the San Diego Gas & Electric Company Savings Plan, which has been adopted by Company ("Savings Plan"); and

     WHEREAS, Company desires to match, as an additional Company contribution, a percentage of the Participant's base compensation and bonus deferred pursuant to this Agreement; and

     WHEREAS, Participant and Company desire that the payment of a portion of Participant's base compensation and bonus and the additional matching contribution be deferred pursuant to the terms and provisions of this Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. This Agreement shall be effective upon its execution by Company and Participant with respect to base compensation and bonus which would otherwise be payable to Participant for services rendered after such execution and shall continue in effect until this Agreement is terminated as provided herein. Participant shall be eligible to enter into this Agreement only if Participant has elected the maximum Basic Contribution under the Savings Plan for which Participant is eligible.

     2. Company shall credit to an account on Company's books, in Participant's name, that percentage of Participant's 1998 base compensation (in equal biweekly installments of whole dollar amounts) and bonus otherwise payable to Participant as may be specified by Participant in this Agreement's Election Form. The amount credited under this paragraph 2 may not exceed the percentage of Participant's 1998 base compensation and Bonus that may be contributed as Pretax Contributions or After-tax Contributions under the terms of the Savings Plan (determined prior to any reduction of such percentage required under applicable law), reduced by any amount contributed by Participant as After-tax Contributions or on Participant's behalf as Pretax Contributions to the Savings Plan. Further, the amount credited under this paragraph 2 shall be

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limited to an amount which, when added to Company's matching contribution under paragraph 3 of this Agreement and all allocations to his or her accounts under the Savings Plan, does not exceed the maximum amount that could have been allocated to Participant's Savings Plan accounts pursuant to Section 415 of the Code, as in effect prior to the enactment of the 1986 Tax Act.
For purposes of this paragraph 2, "base compensation and bonus" shall include Participant's Pretax Contributions to the Savings Plan. Company shall have the sole and complete authority to determine the maximum amount that may be credited under this paragraph 2.

     3. In addition, as amounts are credited to Participant's account under paragraph 2, Company shall also credit to Participant's account, as a matching contribution, an amount equal to the Company Matching Contributions that would have been contributed on Participant's behalf to the Savings Plan, if any, (reduced by Matching Contributions actually made to the Savings Plan for Participant) under the provisions of the Code prior to enactment of the 1986 Tax Act, if the amount deferred under paragraph 2 had been contributed to the Savings Plan as Pretax Contributions or After-tax Contributions.

     4. There shall be credited to Participant's account an additional amount equal to eight and sixty-eight one-hundredths percent (8.68%) per annum computed on the balance in Participant's account as of the end of each month. Company reserves the right to increase or decrease from time to time such percentage credited with respect to amounts to be credited under paragraphs 2 and 3 to the account after the date of such increase or decrease, provided that upon a "change-in-control" (as defined in the Enova Corporation 1986 Long-Term Incentive Plan) no decrease will result in a percentage credited under the previous sentence of less than the last published interest rate shown in Moody's Average of Yields on Public Utility Bonds for a utility having a rating equivalent to SDG&E.

     5. All amounts credited to Participant's account pursuant to paragraphs 2, 3, and 4 hereof shall be paid to Participant upon his or her termination of services as an Participant in the form and over the period specified by Participant on this Agreement's Election Form; provided, however, the Company's Board of Directors or Executive Compensation Committee may, in its sole discretion, provide instead for payment of the amount in Participant's account in a form and over a period determined by such Board or Committee except that the Board or Committee's authority and discretion to change the form or period of distribution shall terminate upon such a "change-in-control."

     6. In the event of Participant's death after installment payments to Participant have commenced hereunder, installment payments shall continue to be paid to the person(s) specified by Participant on the Election Form for the remainder of the period selected by Participant on the Election Form. In the event of Participant's death before any payment has been made under this Agreement, Participant's account shall be distributed or commence to be distributed, as soon as administratively practicable after Participant's death, to the person(s) specified by Participant on this Agreement's Election Form in the form and over the period selected on such Election Form. The Board or Committee may, in its sole discretion, provide instead for payment of the amount in Participant's account to Participant's beneficiary in a form and over a period determined by the

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Board or Committee except that the Board or Committee's authority and discretion to change the form or period of distribution shall terminate upon such a "change-in-control."

     If Participant's spouse is the beneficiary, the annual amount of any installment payments under this paragraph 6 shall at least equal the entire annual income earned by the account and if the spouse dies prior to distribution of all amounts in Participant's account, all undistributed income on such account shall be distributed to the spouse's estate. Upon the death of Participant's beneficiary, the balance in Participant's account (after the application of the previous sentence, if the spouse is the beneficiary) shall be distributed to the person(s) designated by the beneficiary on a form provided by Company or, if no designation is made, to the beneficiary's estate.

     Notwithstanding the foregoing, a Participant (or former Participant whose services have terminated, hereinafter referred to in this paragraph as Participant) may, at any time, elect to withdraw all or a portion of the balance in the Participant's account prior to the time such amount is otherwise due and payable, subject to a withdrawal penalty (the amount to be withdrawn prior to the application of the withdrawal penalty shall be referred to as the Gross Withdrawal Amount, which may not exceed the balance of the account immediately prior to the withdrawal). The Participant shall make this election by filing a written notice with the Committee on a form provided by the Committee. Within thirty days following the Committee's receipt of such notice, an amount equal to 90% of the Gross Withdrawal Amount (less applicable withholding tax) shall be paid to the Participant in a cash lump sum. Upon payment of such withdrawal,
(a) a withdrawal penalty equal to 10% of the Gross Withdrawal Amount shall be permanently forfeited, and the Company shall have no obligation to the Participant or the Participant's spouse or beneficiary with respect to such forfeited amount and (b) the Participant shall be ineligible to have any additional bonus or base compensation amounts credited to the Participant's account pursuant to this Agreement (or any subsequent Deferred Compensation Agreement) for the balance of the calendar year of withdrawal and the subsequent calendar year.

     7. All amounts credited to Participant's account pursuant to paragraphs 2, 3 and 4 hereof may be used to purchase common stock of Enova Corporation or other equity securities, subject to the following conditions:

         a. All such purchases must be made through a stock equivalent tracking device, a rabbi trust or other similar instrument that causes the deferred amount not to become taxable;

         b. Equity securities of other entities may be purchased only if the Participant has met or is expected to meet, under the normal course of events, the Company's Enova Corporation stock ownership requirement;

         c. If the Participant becomes subject to a higher Enova Corporation stock ownership requirement, the Participant may retain any then current investment in equity securities of other entities, but shall not make additional purchases of other equity securities until

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the higher Enova Corporation stock ownership requirement has been met or is expected to be met under the normal course of events;
and

         d. All such purchases must be made in accordance with applicable Company procedures, as they may be amended from time to time.

     8. No amounts credited to Participant's account may be assigned, transferred, encumbered, or made subject to any legal process for the payment of any claim against Participant, Participant's spouse or other beneficiary. In no event shall Participant, Participant's spouse, or other beneficiary have the right to recover any amount credited to Participant's account other than in accordance with this Agreement.

     9. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and Participant or any other person. To the extent that any person acquires a right to receive payments from Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Company. Except as provided in paragraph 7 of this Agreement, title to and beneficial ownership of any assets, whether cash or investments, which Company may earmark to pay the deferred compensation hereunder, shall at all times remain assets of Company and neither Participant nor any other person shall, under this Agreement, have any property interest whatsoever in any specific assets of Company.

     10. The existence of this Agreement shall not confer upon Participant the right to continue to serve as an officer or employee for any period of time.

     11. This Agreement shall be deemed to modify any provisions in an employment agreement between Participant and Company pertaining to the timing of payment of base compensation and bonus and, in the event of any conflict between this Agreement and such provisions of the employment agreement, this Agreement shall control.

     12. This Agreement may be terminated by Company upon thirty days' written notice to Participant. This Agreement will also terminate upon Participant's filing of an election of a Basic Contribution percentage which is less than the maximum for which he or she is eligible under the Savings Plan. Termination of the Agreement shall be applicable only with respect to base compensation and bonus payable to Participant on and after the first day of the calendar year following the date of termination. Funds previously deferred and credited (and income earned on such funds) will continue to be governed by the applicable year's Participant's Deferred Compensation Agreement Election Form and
Section 4 of this Agreement.

     13. Participant acknowledges that Participant has been advised that Participant may confer with and seek advice from a tax or financial advisor of Participant's choice concerning this deferral. Participant further acknowledges that Participant has not received tax advice from Company nor has Participant relied upon information provided by Company in electing to make this deferral.

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     IN WITNESS WHEREOF,  this Agreement has been executed on the day and year written above.

PARTICIPANT                     COMPANY



_______________________________  By ______________________________
Signature of Participant         Company _________________________
                                 Title ___________________________

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